Exhibit (a)(1)(E)

Offer to Purchase

All Outstanding Shares of Common Stock

of

CERNER CORPORATION

at

$95.00 Per Share, Net in Cash

Pursuant to the Offer to Purchase dated January 19, 2022

by

CEDAR ACQUISITION CORPORATION

a subsidiary

of

OC ACQUISITION LLC

a subsidiary

of

ORACLE CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, AT THE END OF THE DAY ON FEBRUARY 15, 2022, UNLESS THE OFFER IS EXTENDED.

January 19, 2022

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 19, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by Cedar Acquisition Corporation, a Delaware corporation (“Purchaser”), which is a wholly owned subsidiary of OC Acquisition LLC, a Delaware limited liability company (“Parent”), which is a wholly owned subsidiary of Oracle Corporation, a Delaware corporation (“Oracle”), to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Cerner Corporation, a Delaware corporation ( “Cerner”), at a purchase price of $95.00 per Share, net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

Also enclosed is Cerner’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF CERNER UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES IN THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.	The offer price for the Offer is $95.00 per Share, net to you in cash, without interest thereon and subject to any required tax withholding.

2.	The Offer is being made for all issued and outstanding Shares.

3.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 20, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among Cerner, Parent, Purchaser, and (solely with respect to performance of its obligations set forth in certain specified sections thereof) Oracle. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Cerner (the “Merger”), with Cerner continuing as the surviving corporation and becoming a subsidiary of Oracle.

4.

The Board of Directors of Cerner has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Cerner’s stockholders; (ii) approved entry into and adoption of the Merger Agreement, declared advisable the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”); (iii) resolved to recommend that the stockholders of Cerner accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (iv) elected that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL.

5.	The Offer and withdrawal rights will expire at 12:00 Midnight, Eastern Time, at the end of the day on February 15, 2022, unless the Offer is extended by Purchaser.

6.

The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (i) the Minimum Condition (as defined in the Offer to Purchase), and (ii) the expiration or termination of the waiting periods applicable to the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any applicable foreign competition laws or any applicable foreign direct investment laws, or any agreements with a governmental authority to extend any waiting period or not consummate the Offer and/or the Merger, and any affirmative approval required under any applicable foreign competition laws or any applicable foreign direct investment laws shall have been obtained.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase

All Outstanding Shares of Common Stock

of

CERNER CORPORATION

at

$95.00 Per Share, Net in Cash

Pursuant to the Offer to Purchase dated January 19, 2022

by

CEDAR ACQUISITION CORPORATION

a subsidiary

of

OC ACQUISITION LLC

a subsidiary

of

ORACLE CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 19, 2022, and the related Letter of Transmittal, in connection with the offer by Cedar Acquisition Corporation, a Delaware corporation (“Purchaser”), which is a wholly owned subsidiary OC Acquisition LLC, a Delaware limited liability company, which is a wholly owned subsidiary of Oracle Corporation, a Delaware corporation, to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”) of Cerner Corporation, a Delaware corporation (“Cerner”), at a purchase price of $95.00 per Share, net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions of the Offer to Purchase, dated January 19, 2022 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)
Account No.
Dated , 2022

Area Code and Phone Number

Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here
*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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